                                                                     EXHIBIT 2.3

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         BENTLEY SYSTEMS, INCORPORATED,

                            GP ACQUISITION SUB, INC.,

                               GEOPAK CORPORATION

                                       AND

                             THE GEOPAK STOCKHOLDERS

                       LISTED ON THE SIGNATURE PAGE HERETO

                         Dated as of September 18, 2001

                                TABLE OF CONTENTS

                                                                                                                PAGE
ARTICLE 1           DEFINITIONS...............................................................................    1

         1.1    Certain Definitions...........................................................................    1

         1.2    Other Definitions.............................................................................    5

ARTICLE 2           BASIC TRANSACTION.........................................................................    6

         2.1    Merger; Surviving Corporation.................................................................    6

         2.2    Certificate of Incorporation..................................................................    7

         2.3    By-laws.......................................................................................    7

         2.4    Directors and Officers........................................................................    7

         2.5    Effective Time................................................................................    7

         2.6    Conversion of Securities......................................................................    7

         2.7    Exchange of Certificates......................................................................    8

         2.8    Restricted Securities.........................................................................    9

         2.9    Allocation of Consideration...................................................................    9

         2.10   Closing.......................................................................................    9

         2.11   Transactions at Closing.......................................................................    9

ARTICLE 3           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................   10

         3.1    Organization and Authority....................................................................   10

         3.2    Contravention; Validity.......................................................................   10

         3.3    Consents......................................................................................   10

         3.4    Books and Records; Accounts Receivable........................................................   11

ARTICLE 4           REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS........................................   11

         4.1    Contravention; Validity.......................................................................   11

         4.2    Company Representations.......................................................................   11

         4.3    Alienability of Shares........................................................................   12

         4.4    Rights and Options............................................................................   12

         4.5    Securities Law Matters........................................................................   12

         4.6    Transactions with Affiliates..................................................................   14

         4.7    Stock Ownership...............................................................................   14

         4.8    Capital Stock.................................................................................   14

         4.9    Financial Statements..........................................................................   14

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                PAGE
         4.10   Compliance with Laws, Licenses, Registrations, etc............................................   15

         4.11   Title to Properties Leases; Assets Owned by BHA...............................................   15

         4.12   Intellectual Property.........................................................................   15

         4.13   Compliance with Other Instruments.............................................................   16

         4.14   Contracts and Binding Commitments.............................................................   16

         4.15   Pending Litigation, etc.......................................................................   17

         4.16   Taxes.........................................................................................   17

         4.17   Events Since Reviewed Statements..............................................................   18

         4.18   Employee Benefit Plans; Employment Matters....................................................   19

         4.19   Customers.....................................................................................   20

         4.20   Brokers or Finders............................................................................   21

         4.21   Full Disclosure...............................................................................   21

ARTICLE 5           REPRESENTATIONS AND WARRANTIES OF BENTLEY AND MERGER SUB..................................   21

         5.1    Organization and Authority....................................................................   21

         5.2    Contravention; Validity.......................................................................   21

         5.3    Consents......................................................................................   22

         5.4    Representations and Warranties Concerning Class C and Class D Shares..........................   22

ARTICLE 6           CLOSING DELIVERIES OF COMPANY AND STOCKHOLDERS............................................   22

ARTICLE 7           CLOSING DELIVERIES OF BENTLEY AND MERGER SUB..............................................   24

ARTICLE 8           POST-CLOSING COVENANTS....................................................................   25

         8.1    Employment Matters............................................................................   25

         8.2    Tax Matters...................................................................................   26

         8.3    Non-Competition...............................................................................   26

ARTICLE 9           INDEMNIFICATION...........................................................................   28

         9.1    Survival of Representations and Warranties....................................................   28

         9.2    Indemnification by Stockholders and Company...................................................   28

         9.3    Indemnification by Bentley....................................................................   28

         9.4    Stockholders' Representative..................................................................   29

         9.5    Matters Involving Third Parties...............................................................   29

         9.6    Release.......................................................................................   30

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                PAGE
ARTICLE 10          MISCELLANEOUS.............................................................................   31

         10.1   Parties Obligated and Benefited...............................................................   31

         10.2   Expenses......................................................................................   31

         10.3   Notices.......................................................................................   32

         10.4   Headings......................................................................................   33

         10.5   Choice of Law; Exclusive Jurisdiction.........................................................   33

         10.6   Rights Cumulative.............................................................................   34

         10.7   Further Actions...............................................................................   34

         10.8   Counterparts..................................................................................   34

         10.9   Entire Agreement..............................................................................   34

         10.10  Amendments and Waivers........................................................................   34

         10.11  Construction..................................................................................   34

         10.12  Disclosure....................................................................................   35

                                    Exhibits

Exhibit 1     DGCL Certificate of Merger

Exhibit 2     FBCA Articles of Merger

Exhibit 3     Opinion of Company's Counsel

Exhibit 4     Opinion of Bentley's Counsel

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER ("AGREEMENT") is made as of the 18th day of September, 2001, by and among BENTLEY SYSTEMS, INCORPORATED, a Delaware corporation ("BENTLEY"), GP ACQUISITION SUB, INC., a Delaware corporation ("MERGER SUB"), GEOPAK CORPORATION, a Florida corporation (the "COMPANY"), and the stockholders of the Company (the "STOCKHOLDERS") listed on the signature page hereto. Bentley, Merger Sub, the Company and the Stockholders are collectively referred to herein as the "PARTIES."

                                    RECITALS:

      A. The Boards of Directors of each of the Company, Bentley and Merger Sub believe it is in the best interests of each company and their respective stockholders that Bentley acquire the Company through the statutory merger of the Company with and into Merger Sub (the "MERGER") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all outstanding shares of common stock of the Company ("COMPANY COMMON STOCK") other than Company Common Stock owned by Bentley shall be converted into the right to receive the Merger Consideration and (ii) all outstanding options and other rights to acquire or receive shares of Company Common Stock shall be assumed and become outstanding options and other rights to acquire or receive shares of Class B Common Stock of Bentley ("BENTLEY CLASS B COMMON STOCK").

      C. The Parties intend that the Merger qualify as a reorganization pursuant to Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

      NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

            "AFFILIATE" means, with respect to any Person: (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the stock having ordinary voting power in the election of directors of such Person; and (ii) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

            "ASSETS" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company's business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the Books and Records.

            "BOOKS AND RECORDS" mean all of the Company's books and records, including purchase and sale order files, invoices, sales materials and records, customer lists, mailing lists, marketing information, personnel records and files, technical data and records, all correspondence with and documents pertaining to suppliers, Governmental Authorities and other third parties, all records evidencing accounts receivable and schedules of accounts receivable aging, all other financial records and all books and records relating to the Company's formation and capitalization, including corporate seals, minute books and stock books.

            "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in Philadelphia, Pennsylvania are required or authorized to be closed.

            "COLLATERAL DOCUMENTS" mean the Exhibits and disclosure schedules to this Agreement and any other agreements, documents, instruments and certificates to be executed and delivered by the Parties at Closing pursuant to this Agreement.

            "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, option, assessment, restrictive agreement, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including restrictive covenants, leases and licenses), but excluding encumbrances for current taxes not delinquent or being contested in good faith.

            "ENVIRONMENTAL LAWS" means all foreign, federal, provincial, state and local laws, regulations, codes, rules and ordinances relating to pollution or protection of human health, safety or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "GOVERNMENTAL AUTHORITY" means: (i) the United States of America;
(ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

            "HAZARDOUS SUBSTANCES" means any toxic, radioactive, caustic, or other hazardous substance or waste, including, petroleum, its derivatives, byproducts, and other hydrocarbons, pollutants, contaminants, or any other substance defined as such by, or regulated as such under, any Environmental Law.

            "INTELLECTUAL PROPERTY" means and include all rights, title, and interests in the following items: (a) domestic and foreign patents (including, without limitation, certificates of invention, utility models and other patent equivalents), and all provisional applications, patent applications, and patents issuing therefrom, as well as any division, continuation, continuation in part, reissue, extension, re-examination certification, revival or renewal of any patent, all inventions and subject matter relating to such patents, in any and all forms, and all patents and applications for patents relating to such patents, (b) domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos and slogans and any other indicia of source or sponsorship of goods and services, designs and logotypes related thereto, and all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), (c) copyrightable works and copyright interests in any of the Assets, including, without limitation, all common-law rights, all registered copyrights and all rights to register and obtain renewals and extensions of copyright registration, together with all copyright interests accruing by reason of international copyright conventions, (d) Inventions, (e) Software and other works of authorship, (f) trade secrets, (g) know-how, (h) all rights necessary to prevent claims of invasion of privacy, rights of publicity, defamation, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sales or display of the Software, (i) all income, royalties, damages and payments accrued after the Closing with respect to the Software and all other rights thereunder, (j) all rights to use all of the foregoing forever or for the applicable term of each right, (k) all processes, designs, formulas, semiconductor mask works, industrial models, engineering and technical drawings, prototypes, improvements, discoveries, technology, data and other intellectual or intangible property and/or proprietary rights or interests of the Company (and all goodwill associated therewith), and (l) all rights to sue for past, present or future infringement, misappropriation or other violations or impairments of any of the foregoing enumerated in subclauses (a) through (k) above, and to collect and retain all damages and profits therefor.

            "INVENTIONS" means all novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas (including improvements and modifications thereof through the date hereof) relating to the Assets, whether or not patentable.

            "LEGAL REQUIREMENT" means any statute, ordinance, law, rule, regulation, code, plan, injunction, judgment, order, decree, writ, ruling, charge or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority.

            "LETTER OF INTENT" means that certain Letter of Intent dated June 5, 2001 by and among Bentley, the Company and the Stockholders.

            "LIABILITY" means any liability or obligation of the Company (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, earnings, properties, condition, Assets or prospects of the Company.

            "OPTION AGREEMENT" means the Option Agreement, by and among Bentley, the Company and the holders of Common Stock of the Company listed on Schedule 5.2(a) therein, dated December 18, 1996.

            "PERSON" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

            "REPRESENTATIVE" means any director, officer, employee, agent, consultant, adviser or other representative of a Person, including legal counsel, accountants and financial advisors.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement, by and among Bentley, the Purchasers identified therein and, for certain limited purposes, Raymond B. Bentley and Richard P. Bentley, dated as of December 26, 2000, as amended by the Amendment to Securities Purchase Agreement, by and among Bentley and the Purchasers identified therein, dated as of July 2, 2001, and as further amended by the Joinder and Amendment to Securities Purchase Agreement, by and among the Stockholders and the Company, dated the date hereof.

            "SHAREHOLDERS' AGREEMENT" means the Shareholders' Agreement, by and among the Company, Bentley and the other shareholders of the Company listed on Exhibit A thereto, dated as of December 18, 1996.

            "SOFTWARE" means the expression of an organized set of instructions in a natural or coded language, including without limitation, compilations and sequences, which is contained on a physical media of any nature (e.g., written, electronic, magnetic, optical or otherwise) and which may be used with a computer or other automated data processing equipment device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, as well as any related documentation for such set of instructions. The term shall include, without limitation, computer programs in source and object code, test or other significant data libraries, documentation for computer programs, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment, and any of the following which is contained on a physical media of any nature and which is used in the design, development, modification, enhancement, testing, installation, use, maintenance, diagnosis or assurance of the performance of a computer program: narrative descriptions, notes, specifications, designs, flowcharts, parameter descriptions, logic flow diagrams, masks, input and output formats, file layouts, database formats, test programs, test or other data, user guides, manuals, installation and operating instructions, diagnostic and maintenance instructions, source code, object code and other similar materials and information.

            "TERRITORY" means the United States, Canada, the United Kingdom, Australia, New Zealand and their territories and possessions.

      1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term                                         Section
----                                         -------
"AGREEMENT"                                  Preamble
"BENTLEY"                                    Preamble
"BENTLEY BOARD APPROVALS"                    7.1(c)
"BENTLEY CLASS B COMMON STOCK"               Recitals
"BENTLEY ENTITIES"                           8.3(a)
"BENTLEY INDEMNIFIED PARTIES"                9.2
"BENTLEY SECURITIES"                         2.6(a)
"CLOSING"                                    2.10
"CLOSING DATE"                               2.10
"CODE"                                       Recitals
"COMPANY"                                    Preamble
"COMPANY BOARD APPROVAL"                     6.1(e)
"COMPANY COMMON STOCK"                       Recitals
"CONTRACTS"                                  4.14(a)
"CORPORATE GOVERNANCE OBLIGATIONS"           4.14(c)
"DAMAGES"                                    9.2
"DGCL"                                       2.1
"DGCL CERTIFICATE OF MERGER"                 2.5
"EFFECTIVE TIME"                             2.5
"EMPLOYMENT AGREEMENTS"                      6.1(a)

"FBCA"                                       2.1
"FBCA ARTICLES OF MERGER"                    2.5
"FINANCIAL STATEMENTS"                       3.9
"INDEMNIFIED PARTY"                          9.5(a)
"INDEMNIFYING PARTY"                         9.5(a)
"INFORMATION STATEMENT"                      4.5(h)
"INTERIM STATEMENTS"                         4.9
"JOINDER TO THE
   REGISTRATION RIGHTS AGREEMENT"            6.1(c)
"JOINDER TO THE
   SECURITIES PURCHASE AGREEMENT"            6.1(b)
"MERGER"                                     Recitals
"MERGER CONSIDERATION"                       2.6
"MERGER SUB"                                 Preamble
"NON-COMPETITION COVENANTS"                  8.3(a)
"PARTIES"                                    Preamble
"PENSION PLAN"                               4.18(a)
"PLANS"                                      4.18(b)
"PRE-CLOSING PERIODS"                        8.2(a)
"PROFESSIONAL FEES"                          10.2
"RELATED PERSONS"                            9.6
"RELEASEE"                                   9.6
"RELEASEES"                                  9.6
"RETURNS"                                    4.16(b)
"REVIEWED STATEMENTS"                        4.9
"RULE 144"                                   4.5(e)
"STOCKHOLDERS"                               Preamble
"STOCKHOLDER INDEMNIFIED PARTIES"            9.3
"STOCKHOLDERS' REPRESENTATIVE"               9.4
"SURVIVING CORPORATION"                      2.1
"TAXES"                                      4.16(a)
"THIRD PARRY CLAIM"                          9.5(a)
"WARRANTS"                                   6.1(d)

                                   ARTICLE 2

                                BASIC TRANSACTION

      2.1 Merger; Surviving Corporation. In accordance with the provisions of this Agreement, the General Corporation Law of the State of Delaware ("DGCL") and the Business Corporation Act of the State of Florida ("FBCA"), at the Effective Time the Company shall be merged with and into Merger Sub, and Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes called the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Company shall cease. All properties, franchises and rights belonging to the

Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be deemed to be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

      2.2 Certificate of Incorporation. At the Effective Time, Article 1 of the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as follows:

                  "1. Name: The name of the corporation shall be Geopak Corporation."

Except for such amendment, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until altered or amended as provided therein or by applicable law.

      2.3 By-laws. Merger Sub's By-laws as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by applicable law.

      2.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall serve as directors of the Surviving Corporation following the Effective Time in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL. The officers of the Company immediately prior to the Effective Time shall serve in such capacities at the pleasure of the Board of Directors of the Surviving Corporation following the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and the DGCL.

      2.5 Effective Time. The Merger shall become effective at the time and date that the last of the following two events has occurred: (i) the acceptance for filing of a certificate of merger (the "DGCL CERTIFICATE OF MERGER"), in the form attached hereto as Exhibit 1, by the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL; and (ii) the acceptance for filing of articles of merger (the "FBCA ARTICLES OF MERGER"), in the form attached hereto as Exhibit 2, by the Secretary of State of the State of Florida, in accordance with Section 607.1109 of the FBCA. The DGCL Certificate of Merger and the FBCA Articles of Merger shall be executed by Merger Sub and/or the Company, as applicable, and delivered to the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida, respectively, for filing, as stated above, on the Closing Date. The date and time when the Merger shall become effective are referred to herein as the "Effective Time."

      2.6 Conversion of Securities.

                  (a) At the Effective Time, all of the issued and outstanding shares of Company Common Stock other than Company Common Stock owned by Bentley shall be converted into the right to receive following (the "MERGER CONSIDERATION"):

                        (i) cash in an amount equal to $8,000,000;

                        (ii) 35,000 shares of Bentley's Class C Senior Common Stock to be issued in accordance with the Joinder to the Securities Purchase Agreement;

                        (iii) 480,000 shares of Bentley's Class D Non-Voting Common Stock; and

                        (iv) warrants to purchase 485,333 shares of Bentley's Class B Non-Voting Common Stock to be issued in accordance with the Joinder to the Securities Purchase Agreement.

The shares of capital stock and the warrants to purchase shares of capital stock to be issued and sold by Bentley at the Effective Time pursuant to this Section 2.6(a) collectively are referred to as the "BENTLEY SECURITIES."

                  (b) At the Effective Time, all of the outstanding shares of Company Common Stock owned by Bentley shall be cancelled.

                  (c) At the Effective Time, each of the then outstanding options held by Company employees to purchase Company Common Stock shall by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be assumed by Bentley and converted into an option to purchase, under Bentley's 1997 Stock Option Plan, that number of shares of Bentley Class B Common Stock determined by multiplying the number of shares of Company Common Stock subject to such option at the Effective Time by 1.4667, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 1.4667. If the foregoing calculation results in an option being exercisable for a fraction of a share of Bentley Class B Common Stock, then the number of shares of Bentley Class B Common Stock subject to such option shall be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of stock options issued pursuant to this Section 2.6(c) will to the extent permitted by law and otherwise reasonably practicable remain unchanged. Continuous employment with the Company shall be credited to the optionees for purposes of determining the vesting of the number of shares of Bentley Class B Common Stock subject to exercise under the optionees' converted stock options after the Effective Time, and all optionees who have fully vested options to purchase shares of capital stock of Geopak immediately prior to the Effective Time will receive fully vested options to purchase shares of Bentley Class B Common Stock in accordance with the conversion ratio set forth above.

      2.7 Exchange of Certificates. At the Closing, immediately after the Effective Time of the Merger, all of the Stockholders shall surrender to the Surviving Corporation all of the outstanding certificates theretofore representing shares of Company Common Stock in exchange for the Merger Consideration payable to the Stockholders at Closing. Until such certificates are surrendered, outstanding certificates formerly representing shares of Company Common Stock shall be deemed for all purposes as evidencing the right to receive the Merger Consideration into which such shares have been converted as though said surrender and exchange had taken place. In no event will a holder of shares of Company Common Stock be entitled to interest on the Merger Consideration issuable in respect of such shares.

      2.8 Restricted Securities.

                  (a) The Bentley Securities to be issued pursuant to this Agreement and the Securities Purchase Agreement have not been, and, except as contemplated by the Registration Rights Agreement, will not be, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Until such Bentley Securities are registered and sold under the Securities Act, they will be "restricted securities" under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

                  (b) All certificates representing such Bentley Securities shall bear, in addition to any other legends required under applicable securities laws, the following legend and such other legends as are required by the Transaction Documents:

      The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

      2.9 Allocation of Consideration. The Merger Consideration shall be allocated among the Stockholders in proportion to the number of shares of Company Common Stock owned by each such Stockholder at the Effective Time; provided, however, that no fraction of a share of any Bentley Securities will be issued.

      2.10 Closing. The closing of the transactions contemplated by this Agreement ("CLOSING") shall take place at the offices of Drinker Biddle & Reath LLP, Eighteenth and Cherry Streets, Philadelphia, Pennsylvania 19103, or at such other location as the parties may agree, on September 18, 2001, or on such other date that the Parties may agree. The date on which the Closing actually occurs is referred to herein as the "CLOSING DATE."

      2.11 Transactions at Closing. At the Closing:

                  (a) The Stockholders shall surrender certificates representing Company Common Stock pursuant to Section 2.7, and the Company and the Stockholders shall deliver to Bentley and the Surviving Corporation such documents, instruments and certificates as are required by this Agreement to be delivered by them.

                  (b) Bentley shall deliver to the Company and Stockholders:

                        (i) the Merger Consideration allocated pursuant to
Section 2.9; and

                        (ii) such documents, instruments and certificates as are required by this Agreement to be delivered by Bentley and Merger Sub.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Bentley and Merger Sub as follows:

      3.1 Organization and Authority.

                  (a) The Company is a corporation duly incorporated and/or organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority (corporate and other) to own, lease, operate or otherwise hold its Assets, to conduct its business as currently conducted and as currently proposed to be conducted.

                  (b) The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

      3.2 Contravention; Validity.

                  (a) The execution, delivery and performance by the Company of this Agreement and each of the Collateral Documents, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with all of the provisions of this Agreement, will not (i) result in any breach or violation of, or conflict with, any Legal Requirement; (ii) violate or result in any breach of any of the provisions of, or constitute a default under, give rise to a right of termination or cancellation of, or accelerate the performance required by any terms of, as the case may be, any indenture, mortgage, agreement, lease, license, note, permit, franchise, contract, deed of trust or other instrument to which the Company is a party or by which it or any of its Assets may be bound; or (iii) violate or conflict with any provision of the Articles of Incorporation, the By-laws or other governing agreement of the Company.

                  (b) This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.3 Consents. The execution, delivery and performance by the Company of this Agreement and the Collateral Documents are within the Company's corporate powers, have been duly authorized by all necessary corporate action on the part of the Company and do not and will not require any consent or approval of any Person (other than consents or approvals which have been obtained) or any authorization, consent or approval by, or registration, qualification, declaration or filing with, or notice to any Governmental Authority (other than actions and filings that have been taken or made and the filings contemplated by
Section 2.5 hereof).

      3.4 Books and Records; Accounts Receivable. The Books and Records accurately and fairly represent the Company's business and its results of operations in all material respects. The accounts receivable of the Company are valid receivables subject to no setoffs or counterclaims and are current and collectible, subject to any reserve for doubtful accounts provided for in the Interim Statements.

      3.5 Brokers or Finders. No broker or finder has acted directly or indirectly for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      The Stockholders, jointly and severally, hereby represent and warrant to Bentley and Merger Sub as follows:

      4.1 Contravention; Validity.

                  (a) The execution, delivery and performance by the Stockholders of this Agreement and each of the Collateral Documents to which they are parties, the consummation by the Stockholders of the transactions contemplated hereby and thereby, and compliance by the Stockholders with all of the provisions of this Agreement, will not (i) result in any breach or violation of, or conflict with, any Legal Requirement; and (ii) violate or result in any breach of any of the provisions of, or constitute a default under, give rise to a right of termination or cancellation of, or accelerate the performance required by any terms of, as the case may be, any indenture, mortgage, agreement, lease, license, note, permit, franchise, contract, deed of trust or other instrument to which the Stockholders or the Company are parties or by which the Stockholders or any of the Company Common Stock may be bound.

                  (b) This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes the valid and binding obligation of each such Stockholder (with respect to his or her obligations hereunder), enforceable against each such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.2 Company Representations. To the best knowledge of each Stockholder, the representations and warranties of the Company in Article 3 are true, complete and accurate.

      4.3 Alienability of Shares.

                  (a) Each Stockholder has the unfettered right to alienate the shares of Company Common Stock owned by him or her. Each Stockholder will cause such unfettered alienability of his or her shares of Company Common Stock (including by way of exclusion thereof from any community property) to remain in effect until the Closing.

                  (b) Each Stockholder represents that, if married, he or she is not physically nor legally separated from his or her spouse, is not involved in divorce proceedings with his or her spouse and that the transactions entered into pursuant to this Agreement constitute arms' length transactions.

      4.4 Rights and Options. Except as set forth on Schedule 4.4 and for the rights granted to Bentley under the Option Agreement, there are no options, warrants, calls or other rights, agreements or commitments relating to the Company Common Stock owned by each Stockholder, including any right of conversion or exchange, actually or contingently, under any outstanding security or other instrument.

      4.5 Securities Law Matters.

                  (a) Each of Gabriel Norona and Francisco Norona is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act.

                  (b) The principal residence of each of Gabriel Norona, Francisco Norona, Dean Bowman, Andrew Panayatoff and Orestes Norat is located in the State of Florida and the principal residence of Robert Cormack is located in Australia. No Stockholder has received any communications from Bentley or its Representatives regarding his investment in the Bentley Securities at any location other than in the state or jurisdiction of his principal residence. At all times during the negotiation of this Agreement and the related transactions, each Stockholder has been represented by Gabriel Norona, as his purchaser representative, and Norman Malinski, P.A., as his counsel.

                  (c) (i) The Bentley Securities will be acquired by each Stockholder for investment for the Stockholder's own account, and not with a view to the sale or distribution of any part thereof in violation of applicable Federal and state securities laws, and (ii) no Stockholder has any current intention of selling, granting participation in or otherwise distributing the same in violation of applicable Federal and state securities laws.

                  (d) Each Stockholder understands that the Bentley Securities will not be registered under the Securities Act or any state securities law on the basis that the sale provided for in this Agreement and the issuance of the Bentley Securities hereunder is exempt from registration under the Securities Act or any state securities law. Except as required by the Registration Rights Agreement, Bentley shall not be obligated to register the Bentley Securities under the Securities Act or any state securities law.

                  (e) Each Stockholder understands that the Bentley Securities will bear a restrictive legend prohibiting transfers thereof except in compliance with applicable Federal and state securities laws and will not be transferred of record except in compliance therewith. Bentley may require, as a condition to transferring the Bentley Securities, an opinion of counsel satisfactory to it that such transfer complies with applicable Federal and state securities laws. Stop transfer instructions will be issued to Bentley's transfer agent, if any, with respect to the Bentley Securities or, if Bentley acts as its own transfer agent, Bentley will make a notation on its records concerning these restrictions on transfer.

                  (f) Each Stockholder understands that unless previously registered with the Securities and Exchange Commission, the Bentley Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Bentley Securities or an available exemption from registration under the Securities Act, the Bentley Securities must be held indefinitely. In particular, each Stockholder is aware that the Bentley Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act ("RULE 144") unless all of the conditions of that Rule are met. Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about Bentley. Such information is not now available.

                  (g) Each Stockholder (i) can afford to bear the economic risk of holding the unregistered Bentley Securities for an indefinite period of time, has no need for liquidity in any Bentley Securities he or she may hold, and has adequate means for providing for his or her current needs and contingencies,
(ii) can afford to suffer a complete loss of his or her investment in the Bentley Securities, and (iii) understands and has taken cognizance of all risk factors related to the receipt of the Bentley Securities. Each Stockholder's overall commitment to investments which are not readily marketable is not disproportionate to his or her net worth and his investment in Bentley Securities will not cause such overall commitment to become excessive. Each Stockholder has such knowledge and experience in business and financial matters that he or she is capable of evaluating Bentley and the activities thereof and the risks and merits of investment in the Bentley Securities, of making an informed investment decision thereon and of protecting his or her interests in connection with the transaction.

                  (h) Each Stockholder (i) is familiar with the business and financial condition, properties, operations and prospects of Bentley, (ii) has received and carefully reviewed and evaluated the Bentley Information Statement dated July 31, 2001 and the supplement thereto dated August 15, 2001 (collectively, the "INFORMATION STATEMENT"), which have been provided by Bentley to the Stockholders, including the "Risk Factors" set forth therein, and (iii) has been given, through his or her Representatives, full access to all material information concerning the condition, properties, operations and prospects of Bentley, including, without limitation, all material books of Bentley and contracts and documents relating to the transactions contemplated hereby. Each Stockholder and his or her Representatives have had an opportunity to ask questions of, and to receive information from, Bentley and persons acting on its behalf concerning the terms and conditions of his or her investment in the Bentley Securities and to obtain any additional information necessary to verify the accuracy of the information and data received by him or her. Neither the Stockholders nor their Representatives have been furnished any offering literature other than the Information Statement and the documents attached as exhibits thereto, and the Stockholders and their Representatives have relied or will rely only on the information contained in the Information Statement and its exhibits and such other information as is described in this subparagraph (h), furnished or made available to them by Bentley.

                  (i) Each Stockholder acknowledges that at no time has there been any representation, guarantee or warranty to him or her by any broker-dealer, Bentley, their agents or employees, or any other person, expressly or by implication, concerning any of the following:

                        (i) the approximate or exact length of time that the Stockholder will be required to retain ownership of Bentley Securities;

                        (ii) the percentage of profit or amount of, or type of consideration, profit or loss to be realized, if any, as a result of an investment in Bentley Securities; or

                        (iii) that the past performance or experience of Bentley will in any way indicate the predictable results of the ownership of Bentley Securities.

      4.6 Transactions with Affiliates. Except as disclosed in Schedule 4.6, the Company is not a party to any contract or agreement with any Stockholder, any other Affiliate or any Affiliate of any Stockholder.

      4.7 Stock Ownership. Each Stockholder is the owner of record and the beneficial owner of that number of shares of Company Common Stock set forth opposite his or her name in Schedule 4.7, free and clear of all Encumbrances.

      4.8 Capital Stock. The authorized capital stock of the Company is as set forth on Schedule 4.8. The issued and outstanding capital stock is owned of record and beneficially by the Stockholders and by Bentley in the proportions set forth in Schedule 4.8 hereto. All such outstanding shares of capital stock have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth in Schedule 4.8 hereto, no shares of capital stock are held in the treasury of the Company. Except for the Stockholders' Agreement, there are no voting trusts or other agreements or understandings with respect to the voting of any capital stock of the Company. Except as set forth in Schedule 4.8 hereto, the Company is not subject to any obligation (contingent or otherwise) to repurchase, acquire or retire any shares of its capital stock.

      4.9 Financial Statements. The Company has furnished to Bentley complete and accurate copies of (i) financial statements of the Company for the fiscal years ended December 31, 1998, 1999 and 2000, all of which have been reviewed by Mariano Rodriguez, independent accountant for the Company (the "REVIEWED STATEMENTS"), and (ii) unaudited financial statements for the 6-month period ended June 30, 2001 (the "INTERIM STATEMENTS" and together with the Reviewed Statements, the "FINANCIAL STATEMENTS"), copies of which are attached as
Schedule 4.9. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the respective periods. The Financial Statements are true, correct and complete and present fairly the Assets, Liabilities, retained earnings, profit and loss and the financial position of the Company as of such dates and the results of its operations for such periods. The Company does not have any material Liability, individually or in the aggregate, of the nature required to be disclosed on a balance sheet prepared in accordance with GAAP that is not disclosed by the Financial Statements referred to above. Except as disclosed in Schedule 4.9, since the date of the most recent Reviewed Statements delivered to Bentley pursuant to this Section 4.9 there has not been, occurred or arisen any material adverse change in, or any event, condition or state of facts which could have a Material Adverse Effect.

      4.10 Compliance with Laws, Licenses, Registrations, etc. The Company and its Assets are in compliance with all Legal Requirements, including, without limitation, all Environmental Laws, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect, and no Governmental Authority, including, without limitation, any Governmental Authority enforcing or adjudicating Environmental Laws, has taken any action, or threatened to take any action by written notice to the Company to revoke or suspend any approval necessary for the conduct of such business as now conducted and as proposed to be conducted.

      4.11 Title to Properties; Leases; Assets Owned by BHA.

                  (a) The Company is the sole owner of, and has good, indefeasible and marketable title to all Assets reflected as being owned by it on the Financial Statements, as well as to all Assets acquired since the date of the Reviewed Statements (except Assets disposed of since such dates in the ordinary course of business consistent with past practice consistent with past practice), including without limitation all GEOPAK Products (as such term is defined in the Stockholders' Agreement). Except as set forth on Schedule 4.11(a), there are no Encumbrances on any of such Assets. The Company has the right to, and does, enjoy peaceful and undisturbed possession under all leases and licenses under which it is leasing or licensing property or other Assets. All such leases and licenses are valid, subsisting and in full force and effect, and none of such leases or licenses is in default on the part of the Company nor, to the knowledge of the Company or the Stockholders, on the part of any other Person.

                  (b) Except as set forth on Schedule 4.11(b), there are no assets owned or leased by Beiswenger, Hoch and Associates, Inc. that are used or useable by or in the possession of the Company.

      4.12 Intellectual Property.

                  (a) Schedule 4.12(a) sets forth a true and complete list of all Intellectual Property.

                  (b) Except as otherwise described in Schedule 4.12(b): (i) Company owns or has the exclusive perpetual right to use, without payment to any other party, all Intellectual Property; (ii) no other person has any rights in or to any of the Intellectual Property (including, without limitation, any rights to royalties or other payments with respect to, or rights to market or distribute any of, the Intellectual Property); (iii) the rights of Company in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; (iv) the Intellectual Property is sufficient for the conduct of the Company's business as such is presently conducted; and (v) none of the Intellectual Property infringes or is alleged to infringe any trademark, copyright, patent or other proprietary right of any person.

                  (c) All employees of Company or other Persons involved with the development, implementation, use or marketing of any Intellectual Property have entered into written agreements assigning to Company all rights to any Intellectual Property related to Company's business.

      4.13 Compliance with Other Instruments. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in, and is not otherwise in default under, (a) any evidence of indebtedness or any instrument or agreement under or pursuant to which any evidence of indebtedness has been issued; or (b) any other material instrument or agreement to which it is a party or by which it is bound or any of its properties is affected.

      4.14 Contracts and Binding Commitments.

                  (a) Schedule 4.14 lists all of the material contracts, agreements or arrangements (in each case, whether written or oral) (the "CONTRACTS") to which the Company is a party or by which any of its Assets are or may be bound including, without limitation employment agreements, software license and lease agreements and agreements relating to borrowed money. The Company has provided correct and complete copies of, or if none exist, written descriptions of all of the Contracts to Bentley.

                  (b) All of the Contracts are valid and binding in all respects and enforceable in accordance with their terms and are in full force and effect. None of the Contracts contain terms which in the ordinary course of business consistent with past practice could reasonably be expected to have a Material Adverse Effect. The Company and, to the best knowledge of the Stockholders, each other party to the Contracts, has performed in all material respects all obligations required to be performed by them to date under the Contracts. Neither the Company nor, to the best knowledge of the Stockholders, any other party to any of the Contracts, is in or claimed to be in material breach or default in any respect under any term or provision of any of the Contracts. The Closing of the transactions contemplated by this Agreement will not result in the termination of any of the Contracts under the express terms thereof, will not require the consent of any party thereto and will not bring into operation any other provision thereof nor result in a breach or default thereunder. There exists no condition or event which, after notice or lapse of time or both, would constitute a default by the Company of any of the Contracts. To the best knowledge of the Stockholders, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any other party of any of the Contracts.

                  (c) Without limiting the representations set forth in Sections 4.12(a) and (b): (i) the Company and the Stockholders have performed all obligations and taken all actions required to be performed or taken by them to date under Article IV (Corporate Governance) of the Stockholders' Agreement (the "CORPORATE GOVERNANCE OBLIGATIONS") and all other material obligations and actions required to be performed or taken by them under the Stockholders' Agreement; and (ii) there exists no condition or event which, after notice or lapse of time or both, would constitute a default by the Company or the Stockholders of any of the Corporate Governance Obligations or any other material term or provision of the Stockholders' Agreement.

                  (d) The Company is not a party to or bound by (nor is any of its Assets affected by) any Contract, or subject to any Legal Requirement or any charter or other corporate or contractual restriction, which could reasonably be expected to have a Material Adverse Effect.

      4.15 Pending Litigation, etc. There is no claim, action at law, suit in equity or other proceeding or investigation in, by or before any Governmental Authority pending or, to the knowledge of the Stockholders, threatened against or affecting the Company or any of its Assets that, either individually or in the aggregate, (a) could reasonably be expected to have a Material Adverse Effect or (b) could question the validity or enforceability of the transactions contemplated by this Agreement.

      4.16 Taxes.

                  (a) Definition. For purpose of this Agreement, the term "TAXES" means all taxes, fees, levies, customs, duties, charges or other assessments, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, or duties of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties, fines and interest.

                  (b) Tax Returns. The Company has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (the "RETURNS") that are required to be filed by the Company on or prior to the Closing. The Returns accurately reflect all liability for Taxes of the Company for the periods covered thereby.

                  (c) Payment of Taxes. All Taxes and Tax liabilities of the Company due on or prior to the Closing have been timely paid or will be timely paid in full on or prior to the Closing. As of the Closing, the aggregate amount of all Taxes with respect to the income, property or operations of the Company that relate to a tax period beginning before and ending after the Closing does not and will not exceed $25,000.

                  (d) Other Tax Matters.

                        (i) Except for an audit by the Florida Department of Revenue with respect to sales tax and intangibles tax, there are no audits, suits, investigations or inquiries (threatened or pending) or other examination of Taxes by the appropriate tax authorities of any nation, state or locality currently in progress with respect to the Company.

                        (ii) Neither the Stockholders nor the Company have, as of the date hereof, (A) entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the filing of any Return or the payment or collection of Taxes of the Company, (B) applied for and not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company, or
(C) is presently contesting the Tax liability of the Company before any court, tribunal or agency.

                        (iii) The Company has not been included in or joined in the filing of any "consolidated" or "combined" Return provided for under the law of the United States, any state or locality with respect to Taxes for any taxable period.

                        (iv) Since the last filing date of each applicable Return, there has not been any change in any method of reporting income or expenses for federal, state or local Tax purposes followed by the Company.

                        (v) The Company has not filed a consent with the Internal Revenue Service pursuant to Section 341(f) of the Code and has not agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341 (f) of the Code) owned by the Company.

                        (vi) All Taxes relating to the income, properties or operations of the Company which the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                        (vii) There are no tax sharing or allocation agreements in effect on the Closing Date as between the Stockholders or the Company with respect to Taxes.

                        (viii) No property shown as an Asset on the Books and Records is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Bentley will be required to treat as being owned by another person pursuant to Section 168 of the Code (or any corresponding provision of prior law).

                        (ix) No Stockholder is a "foreign person" within the meaning of Section 1445 of the Code.

                        (x) The Company is not a party to any agreement that would require the Company to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

                        (xi) The Company is not now and has never been a partner in any partnership and has not participated in any joint venture.

      4.17 Events Since Reviewed Statements. Since December 31, 2000 there has not been any material change in the operations, condition (financial or otherwise), business policies or practices of the Company.

      4.18 Employee Benefit Plans; Employment Matters.

                  (a) Schedule 4.18(a) hereto lists each "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA (each, a "PENSION PLAN"), and each "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA (together with the Pension Plans, the "PLANS") which is maintained by the Company or to which the Company contributes and which is subject to ERISA, excluding any Plan which is a multi-employer plan as such term is defined in Section 3(37) of ERISA. Each Pension Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter and (ii) has been amended to comply with the Tax Reform Act of 1986 and subsequent laws. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The Company has not engaged in any transaction with respect to any Plan which, assuming the taxable period of such transaction expired as of the date of this Agreement, could result in any taxes or penalties on prohibited transactions under Section 4975 of the Code or under Section 502(i) of ERISA, in an amount that would reasonably be expected to have a Material Adverse Effect.

                  (b) No Pension Plan has an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived). The Company had not incurred any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. The Company has not incurred a partial or complete withdrawal from any Plan that is a multi-employer plan, other than a withdrawal that would result in de minimis liability not in excess of the maximum amount subject to reduction under Section 4209 of ERISA.

                  (c) Except as set forth on Schedule 4.18(c), under each Pension Plan that is a "single employer plan," within the meaning of Section 4001(a)(15) of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan. There has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

                  (d) The Company has no obligations for retiree health and life benefits under any Plan, except as set forth on Schedule 4.18(d). Subject to the provisions of the Stockholders' Agreement, the Company may amend or terminate any such Plan, under the terms of such Plan, without incurring any material liability thereunder.

                  (e) None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, or (iv) affect in any respects any Plan's current treatment under any Legal Requirements including any tax or social contribution law.

                  (f) There are no collective bargaining agreements applicable to any Persons employed by the Company, and the Company has no duty to bargain with any labor organization with respect to any such Person. There are not pending any unfair labor practice charges against the Company, nor is there any demand for recognition, or any other request or demand from a labor organization for representative status with respect to any person employed by the Company.

                  (g) The Company is in substantial compliance with all applicable Legal Requirements respecting employment conditions and practices, has withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from the wages or salaries of its employees, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (h) The Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any Legal Requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices. There are not pending or, to any Stockholder's knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company in, by or before any Governmental Authority.

                  (i) There are no existing or, to any Stockholder's knowledge, threatened, labor strikes, disputes, grievances or other labor controversies affecting the Company. There are no pending or, to any Stockholder's knowledge, threatened arbitration proceedings under any Contract.

                  (j) The Company is not a party to any employment agreement or arrangement, written or oral, relating to its employees which cannot be terminated at will by the Company.

                  (k) Schedule 4.18(k) sets forth a true and complete list of the names, titles and rates of compensation of the eighteen most highly compensated employees of the Company.

      4.19 Customers. As of the date hereof, none of the twenty (20) customers to whom the Company made the most sales (measured by gross revenues) during the fiscal year ended

December 31, 2000 and/or during 2001 fiscal year-to-date has cancelled or otherwise terminated prior to the expiration of the contract term, or, to the Stockholders' knowledge, made any written threat to the Company to cancel or otherwise terminate its relationship with the Company.

      4.20 Brokers or Finders. No broker or finder has acted directly or indirectly for the Stockholders or any of their Affiliates in connection with the transactions contemplated by this Agreement. Neither the Stockholders nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transactions contemplated by this Agreement.

      4.21 Full Disclosure. Neither this Agreement (including all Exhibits and Schedules hereto and any other agreements or documents delivered on the Closing
Date), nor any written report or Financial Statement delivered or furnished to Bentley by or on behalf of the Stockholders pursuant to or in connection with this Agreement, or the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to the Stockholders that has not been disclosed to Bentley in writing that has or could reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF BENTLEY AND MERGER SUB

      Bentley and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

      5.1 Organization and Authority.

                  (a) Each of Bentley and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate and other) to own, lease, operate or otherwise hold its properties, to conduct its business as currently conducted and as currently proposed to be conducted.

                  (b) Each of Bentley and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify could have a material adverse effect on its business, assets or operations.

      5.2 Contravention; Validity.

                  (a) The execution, delivery and performance by Bentley and Merger Sub of this Agreement and each of the other documents and agreements related to any of the foregoing, the consummation by Bentley and Merger Sub of the transactions contemplated hereby and thereby, and compliance by Bentley and Merger Sub with all of the provisions of this Agreement, will not (i) result in any breach or violation of, or conflict with, any Legal

Requirement; (ii) violate or result in any breach of any of the provisions of, or constitute a default under, give rise to a right of termination or cancellation of, or accelerate the performance required by any terms of, as the case may be, any indenture, mortgage, agreement, lease, license, note, permit, franchise, contract, deed of trust or other instrument to which Bentley or Merger Sub or by which they or any of their properties may be bound; or (iii) violate or conflict with any provision of the Certificate of Incorporation, the By-laws or other governing agreement or instrument of Bentley or Merger Sub.

                  (b) This Agreement has been duly and validly executed and delivered by each of Bentley and Merger Sub and constitutes the valid and binding obligation of each of Bentley and Merger Sub, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      5.3 Consents. The execution, delivery and performance by each of Bentley and Merger Sub of its obligations under this Agreement, and all other documents and agreements related hereto are within the corporate powers of each of Bentley and Merger Sub, respectively, have been duly authorized by all necessary corporate action on the part of Bentley and Merger Sub, respectively, and do not and will not require any consent or approval of any Person (other than consents or approvals which have been obtained) or any authorization, consent or approval by, or registration, qualification, declaration or filing with, or notice to any Governmental Authority (other than actions and filings that have been taken or made and the filings contemplated by Section 2.5 hereof).

      5.4 Representations and Warranties Concerning Class C and Class D Shares. The representations of Bentley set forth in Section 2 of the Securities Purchase Agreement are incorporated herein by reference and restated as though originally made in this Agreement on the date hereof with respect to the sale and issuance by Bentley of the shares of its Class C Senior Common Stock, Class D Non-Voting Common Stock and Warrants to purchase its Class B Non-Voting Common Stock pursuant to Section 2.6 hereof; provided, however, that Schedule 5.4 attached to this Merger Agreement updates Section 2.3(a) of the Securities Purchase Agreement.

                                    ARTICLE 6

                 CLOSING DELIVERIES OF COMPANY AND STOCKHOLDERS

      6.1 The Company and the Stockholders shall have executed and delivered, or caused to be executed and delivered by the appropriate Persons, to Bentley and Merger Sub the following documents at the Closing:

                  (a) Employment Agreements with respect to those Stockholders that currently have employment contracts with the Company (the "EMPLOYMENT AGREEMENTS");

                  (b) Joinder to the Securities Purchase Agreement among Bentley and the purchasers identified therein, dated as of September 18, 2001 (the "JOINDER TO THE SECURITIES PURCHASE AGREEMENT");

                  (c) Joinder to the Amended and Restated Information and Registration Rights Agreement among Bentley and the Stockholders, dated as of September 18, 2001 (the "JOINDER TO THE REGISTRATION RIGHTS AGREEMENT");

                  (d) The Common Stock Purchase Warrants issued by Bentley to the Stockholders, each dated September 18, 2001 (the "WARRANTS");

                  (e) Evidence reasonably satisfactory to Bentley (i) that the Company and the Stockholders have taken all action necessary to authorize the execution of this Agreement and the Collateral Documents to which he, she or it is a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the approval of the Company's Board of Directors of the Merger and the other transactions contemplated by this Agreement and the Collateral Documents (the "COMPANY BOARD APPROVAL") and any actions required to be taken by the Company and/or the Stockholders pursuant to the laws of the State of Florida and (ii) all consents, approvals, authorizations and orders required to be obtained by the Company and/or the Stockholders from, and all registrations, filings and notices required to be made by the Company and/or the Stockholders with or given to, any Governmental Authority or Person, have been duly obtained, made or given, as the case may be, and are in full force and effect, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, would not have a Material Adverse Effect or impair the ability of the Company and/or the Stockholders to consummate the transactions contemplated by this Agreement and the Collateral Documents;

                  (f) Opinion of Norman Malinski, P.A., counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit 3;

                  (g) A certificate of the Secretary of the Company certifying, among other things, the resolutions or written consent evidencing the Company Board Approval and the Articles of Incorporation and By-laws of the Company;

                  (h) A certificate of an officer of the Company and the Stockholders certfiying that (i) there has been no event, occurrence or circumstance constituting a Material Adverse Effect since December 31, 2000,
(ii) there is no action, suit or proceeding pending or, to their knowledge, threatened by or on behalf of any Person, and no Legal Requirement or policy of any applicable Governmental Authority has been enacted, promulgated or issued that would: (A) prohibit or materially adversely affect Bentley's or the Surviving Corporation's ownership or operation of all or a material portion of the Company's business or the Assets or otherwise materially impair the ability of Bentley or the Surviving Corporation to realize the benefits of the transactions contemplated by this Agreement and the Collateral Documents or materially adversely affect the value of the Assets; (B) materially restrict or limit or otherwise condition Bentley's or the Surviving Corporation's right to transfer and/or assign the Company's business or the Assets in the future; (C) compel Bentley or the Surviving Corporation to dispose of or hold separate all or a material portion of the Assets as a result of any of the transactions contemplated by this Agreement and the Collateral Documents; (D) prevent or make illegal the consummation of any transactions contemplated by this Agreement and the Collateral Documents; or (E) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following the Closing; and (iii) no Stockholder has exercised or is entitled to exercise dissenters' rights under the FBCA or any other applicable law in connection with the Merger;

                  (i) The Books and Records; and

                  (j) Such other documents and instruments as Bentley may reasonably request: (i) to evidence the performance by the Company and the Stockholders of, or the compliance by the Company and the Stockholders with, any covenant, obligation, condition and agreement to be performed or complied with by the Company and/or the Stockholders under this Agreement and the Collateral Documents; or (ii) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

                                   ARTICLE 7

                  CLOSING DELIVERIES OF BENTLEY AND MERGER SUB

      7.1 Bentley and Merger Sub, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company and the Stockholders the following documents at the Closing:

                  (a) The Employment Agreements;

                  (b) The Joinder to the Securities Purchase Agreement, the Joinder to the Registration Rights Agreement and the Warrants;

                  (c) Evidence reasonably satisfactory to the Company and the Majority Stockholders that (i) Bentley and Merger Sub have each taken all action necessary to authorize the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby including, without limitation, the approval of Bentley's and Merger Sub's Board of Directors of the Merger and the other transactions contemplated by this Agreement and the Collateral Documents (the "BENTLEY BOARD APPROVALS") and (ii) all consents, approvals, authorizations and orders required to be obtained by Bentley and/or Merger Sub from, and all registrations, filings and notices required to be made by Bentley and/or Merger Sub with or given to, any Governmental Authority or Person, have been duly obtained, made or given, as the case may be, and are in full force and effect, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, would not have a material adverse effect on Bentley or Merger Sub, their assets or businesses or impair the ability of Bentley and/or Merger Sub to consummate the transactions contemplated by this Agreement and the Collateral Documents;

                  (d) Opinion of Drinker Biddle & Reath LLP, counsel to Bentley and Merger Sub, dated the Closing Date, in the form attached hereto as Exhibit 4;

                  (e) A certificate of the Secretary of each of Bentley and Merger Sub certifying, among other things, the resolutions or written consent evidencing the Bentley Board Approvals and the Certificate of Incorporation and By-laws of each of Bentley and Merger Sub;

                  (f) A certificate of an officer of each of Bentley and Merger Sub certifying that there is no action, suit or proceeding pending or, to its knowledge, threatened by or on behalf of any Person, and no Legal Requirement or policy of any applicable Governmental Authority has been enacted, promulgated or issued that would: (i) prevent or make illegal the consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; or
(ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following the Closing; and

                  (g) Such other documents and instruments as the Company and the Stockholders may reasonably request: (i) to evidence the performance by Bentley and Merger Sub of, or the compliance by Bentley or Merger Sub with, any covenant, obligation, condition and agreement to be performed or complied with by Bentley or Merger Sub under this Agreement and the Collateral Documents; or
(ii) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

                                   ARTICLE 8

                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following Closing:

      8.1 Employment Matters. From and after the Effective Time, (i) all continuing employees of the Surviving Corporation and all employees of the Company engaged directly by Bentley shall be eligible for employee benefits generally available to employees of Bentley to the same extent as all other employees of Bentley, and such benefits shall be in lieu of any and all employee benefits that the Company had been providing to such continuing employees immediately prior to the Effective Time, and (ii) Bentley shall grant all continuing employees of the Surviving Corporation credit for service (to the same extent as service with Bentley or any subsidiary of Bentley is taken into account with respect to similarly situated employees of Bentley and its subsidiaries) with the Company for determining benefit levels under such employee benefits. Nothing contained in this Agreement shall create or imply any obligation on the part of Bentley, Merger Sub, the Company or the Surviving Corporation to provide any continuing employment right to any individual.

      8.2 Tax Matters.

                  (a) Bentley shall cause the Company to prepare and file all Returns required by law of the Company for all taxable periods ending on or before the Closing Date (the "PRE-CLOSING PERIODS") and the Stockholders shall be responsible for, and indemnify Bentley against, the payment of all income, franchise or similar Taxes of the Company attributable to such periods, whenever incurred or assessed, in excess of the amounts reflected for Tax liabilities in the Financial Statements or, in the case of Taxes accruing after the periods covered by the Financial Statements, to the extent such Taxes were not incurred in the ordinary course of business.

                  (b) The Returns for the Pre-Closing Periods shall be made available to the Stockholders no less than 21 calendar days prior to the filing thereof with the appropriate Governmental Authority for review by the Stockholders. From and after the Closing Date, Bentley and the Company, on the one hand, and the Stockholders, on the other hand, shall make available to the other, as reasonably requested, all information, records or documents relating to the Tax liabilities of the Company for all periods ending on or prior to the Closing Date, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                  (c) Bentley shall notify the Stockholders of any pending or threatened federal, state, local or foreign tax audit, examinations or assessments which may affect any tax liability for which the Stockholders are liable. The Stockholders shall have the sole right to conduct any tax audit or administrative or court proceeding relating to a potential liability for such taxes and shall bear all costs and expenses of such audit or examination. Bentley shall not settle any tax claim for which the Stockholders may be liable without prior written consent of Stockholders which consent shall not be unreasonably withheld.

                  (d) Neither Bentley nor the Stockholders shall take any action, and Bentley shall cause the Company to refrain from taking any action, that would adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

      8.3 Non-Competition.

                  (a) As an inducement to Bentley, and recognizing that Bentley would not have entered into this Agreement and the Collateral Documents without the Non-Competition Covenants, no Stockholder nor any Affiliate thereof shall, directly or indirectly, until two (2) years from the Closing Date:

                        (i) engage, anywhere in the Territory, in developing, publishing, marketing, selling or supporting software useful in any civil engineering market (including, without limitation, the transportation, road, bridge, site and subdivision development, and survey and structures markets) that is substantially similar to or in competition with any software product offered by Bentley, the Company, the Surviving Corporation or their Affiliates (collectively, the "Bentley Entities") or planned to be offered by any Bentley Entity, or to provide anywhere in the Territory any service substantially similar to or in competition with any service offered by any Bentley Entity;

                        (ii) be or become a shareholder, director, partner, owner, officer, employee or agent of, or consultant to, or give financial or other assistance to, Autodesk, Inc. or Intergraph Corporation or any other Person engaged in, or considering in engaging in, any such activities other than the Bentley Entities following the Effective Time; provided, however, that nothing herein shall prohibit such Stockholder from owning, as a passive investor, up to one percent (1%) of the outstanding publicly traded stock of any corporation so engaged;

                        (iii) seek, in competition with the Bentley Entities, to procure orders from, purchase any product from or do business with, any customer or supplier thereof;

                        (iv) solicit, or contact with a view to the engagement or employment of, an employee of the Bentley Entities;

                        (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the Bentley Entities) any Person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Bentley Entities; or

                        (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, partners, or employees of the Bentley Entities to take any action which might be disadvantageous to the Bentley Entities.

The foregoing covenants are collectively referred to herein as the "NON-COMPETITION COVENANTS."

                  (b) Each of the Stockholders agrees that a violation of any of the Non-Competition Covenants will cause irreparable damage to the Bentley Entities and that it is and will be impossible to estimate or determine the damage that will be suffered by the Bentley Entities in the event of a breach by a Stockholder of any such covenant. Therefore, each Stockholder further agrees that the Bentley Entities and/or any non-violating Stockholder shall be entitled to an injunction out of any court of competent jurisdiction, restraining any further violation of such covenant or covenants by such Stockholder, his or her employer, employees, partners, agents or other associates, or any of them, such right to an injunction to be cumulative and in addition to whatever other remedies the Bentley Entities may have.

                  (c) The invalidity of any one or more of the provisions contained in this Section 8.3 shall not affect the enforceability of the remaining portions of this Section. If one or more of the provisions contained in this Section shall be invalid, this Section shall be construed as if such provision had not been inserted, and if such invalidity should be caused by the length of any period of time or the size of any area set forth in this Section, such period of time or such area, or both, shall, without need of further action by any party hereto, be deemed to be reduced to a period or area that will cure such invalidity.

                  (d) The period set forth in Section 8.3(a) shall be extended by the duration of any violation of such provision by a Stockholder with respect to such violating Stockholder.

                                   ARTICLE 9

                                 INDEMNIFICATION

      9.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Effective Time. Neither the period of survival nor the liability of a Party with respect to such Party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another Party. The covenants and agreements contained in this Agreement or any certificate or other writing required to be delivered pursuant hereto shall survive the Effective Time to the extent specifically contemplated by the terms thereof.

      9.2 Indemnification by Stockholders and Company. Bentley and its Affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, stockholders, employees, agents, successors and assigns (collectively, the "BENTLEY INDEMNIFIED PARTIES"), shall be indemnified and held harmless by the Company and the Stockholders, jointly and severally, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, "DAMAGES"), arising out of or resulting from:

                  (a) any inaccuracy in or the breach of any representation or warranty made by the Company or the Stockholders in this Agreement;

                  (b) the breach or non-fulfillment of any covenant or agreement made by the Company or the Stockholders in this Agreement;

                  (c) any liability or other obligation of the Company existing on the Closing Date and not disclosed in the Financial Statements, other than current liabilities incurred in the ordinary course of business consistent with past practice;

                  (d) any infringement of any trademark, copyright, patent or other proprietary or intellectual property right of any Person; and

                  (e) all liability of the Company or the Stockholders for Taxes that are due or accrue before the Closing Date.

      9.3 Indemnification by Bentley. The Stockholders and their respective Affiliates (collectively, the "STOCKHOLDER INDEMNIFIED PARTIES"), shall be indemnified and held harmless by Bentley for any and all Damages, arising out of or resulting from:

                  (a) any inaccuracy in or breach of any representation or warranty made by Bentley or Merger Sub in this Agreement or in the Securities Purchase Agreement with respect to the sale and issuance of the Bentley Securities; or

                  (b) the breach or non-fulfillment of any covenant or agreement made by Bentley or Merger Sub in this Agreement.

      9.4 Stockholders' Representative. The Stockholders hereby appoint Gabriel Norona (such person and any successor or successors being the "STOCKHOLDERS' REPRESENTATIVE"), and Gabriel Norona shall act as, the representative of the Stockholders, with full authority to act on behalf of the Stockholders and to take any and all actions required or permitted to be taken by the Stockholders' Representative under this Agreement, with respect to any claims (including the settlement thereof) made by Bentley or the Stockholders for indemnification pursuant to this Article 9. The Stockholders shall be bound by all actions taken by the Stockholders' Representative in his capacity thereof. The Stockholders' Representative shall promptly, and in any event within five Business Days, provide written notice to the Stockholders of any action taken on their behalf by the Stockholders' Representative pursuant to the authority delegated to the Stockholders' Representative under this Section 9.4. The Stockholders' Representative shall at all times act in his capacity as Stockholders' Representative in a manner that the Stockholders' Representative believes to be in the best interest of the Stockholders. The Stockholders' Representative shall not be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of his gross negligence, bad faith or willful misconduct. The Stockholders' Representative may consult with legal counsel, independent public accountants and other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accountants or experts. The Stockholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Stockholders' Representative shall not be required to exercise any discretion or take any action. Notwithstanding anything to the contrary herein, (a) the Stockholders' Representative is not authorized to, and shall not, accept on behalf of any Stockholder any Merger Consideration to which such Stockholder is entitled under this Agreement and (b) the Stockholders' Representative shall not, in any manner, exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Bentley now or hereafter owned of record or beneficially by any Stockholder unless the Stockholders' Representative is expressly authorized to do so in a separate writing signed by such Stockholder. In all matters relating to this Article 9, the Stockholders' Representative shall be the only party entitled to assert the rights of the Stockholders, and the Stockholders' Representative shall perform all of the obligations of the Stockholders hereunder. Bentley shall be entitled to rely on all statements, representations and decisions of the Stockholders' Representative.

      9.5 Matters Involving Third Parties.

                  (a) If any third party shall notify either Bentley, the Surviving Corporation or the Stockholders (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against the other (the

"INDEMNIFYING PARTY") under this Article, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing (within 30 days after the Indemnified Party has given notice of the Third Party Claim) that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with subsection (b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                  (d) If any of the conditions in subsection (c) above is not or no longer satisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 9.

      9.6 Release. If the Closing occurs, the Stockholders shall have no rights, hereunder or otherwise, to indemnification or contribution from the Company with respect to any matter based on events or circumstances occurring or arising prior to the Closing, including, without limitation, any inaccuracy in or breach of any representation or warranty of Company made in or pursuant to this Agreement, or any breach or non-fulfillment of any covenant or obligation of

Company contained in this Agreement. Each Stockholder, on behalf of himself or herself and each of his or her heirs, successors and assigns (the "RELATED PERSONS"), hereby unconditionally remises, releases and forever discharges Company, the Surviving Corporation, Bentley and Merger Sub and each of their respective individual, joint or mutual, past, present and future officers, directors, employees, agents, Affiliates, stockholders, controlling persons, parent corporations, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "RELEASEES") from any and all manner of actions, causes of action, suits, claims, counterclaims, demands. proceedings, orders, obligations, contracts, agreements, promises, covenants, defenses, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which either such Stockholder or any of his or her respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights under federal or state securities laws and any rights to indemnification or reimbursement from Company, whether pursuant to its organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of the Releasees specifically arising under this Agreement or any Collateral Documents. Each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released by this Section 9.6.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective assigns and successors in interest and shall inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreements or the Collateral Documents; provided, however, that Bentley may assign this Agreement and the Collateral Documents or any of its rights or interests or delegate any of its duties hereunder or thereunder to an Affiliate; provided, however, that any such assignment or delegation shall not release Bentley from any of its obligations hereunder or thereunder.

      10.2 Expenses. Bentley shall pay for all costs and expenses incurred by it and Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel). The Company shall pay (a) the reasonable fees and expenses of its financial advisors, accountants and legal counsel (collectively, "PROFESSIONAL FEES"), which legal counsel may also represent the Stockholders as a group, incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated by this

Agreement (including, without limitation, the issuance of the Bentley Securities), up to a maximum of $70,000, and (b) all costs and expenses other than the Professional Fees incurred by it in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement. Any and all Professional Fees incurred by the Company in excess of $70,000 shall be borne by the Stockholders personally (and not by the Company). The limitations set forth in this Section 10.2 shall supercede the provisions of Section 6.1 of the Securities Purchase Agreement. Except as specifically noted in this Section 10.2, the Stockholders shall pay for all costs and expenses incurred by them in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel).

      10.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

                  (a) If to Bentley, Merger Sub or the Surviving Corporation, to:

                  Bentley Systems, Incorporated
                  685 Stockton Drive
                  Exton, PA 19341
                  Attn:    David G. Nation, Esquire,
                           Senior Vice President and General Counsel
                  Telecopier: 610-458-3181

                  (b)   If to the Company before the Closing Date, to:

                  Gabriel Norona
                  c/o Geopak Corporation
                  1190 N.E. 163rd Street
                  North Miami Beach, FL 33162
                  Attn: Francisco Norona, President
                  Telecopier: 305-948-6290
                  with a copy to:

                  Norman Malinski, P.A.
                  20803 Biscayne Boulevard
                  Suite 200
                  Aventura, FL 33180
                  Attn: Norman Malinski, Esquire
                  Telecopier: (305) 937-4261

                  (c) If to the Stockholders before or after the Closing Date, to:

                  Gabriel Norona
                  c/o Geopak Corporation
                  1190 N.E. 163rd Street
                  North Miami Beach, FL 33162
                  Telecopier: 305-948-6290

                  With a copy to:

                  Norman Malinski, P.A.
                  20803 Biscayne Boulevard
                  Suite 200
                  Aventura, FL 33180
                  Attn: Norman Malinski, Esquire
                  Telecopier: (305) 937-4261

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

      10.4 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

      10.5 Choice of Law; Exclusive Jurisdiction.

                  (a) This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware).

                  (b) Each party hereto irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the Company or Bentley, as the case may be, at the addresses set forth in
Section 10.3 hereof, shall be effective service of process for any action, suit or proceedings brought against such party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

      10.6 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

      10.7 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

      10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.9 Entire Agreement. This Agreement (including the Exhibits, Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior oral or written agreements, understandings and representations to the extent that they relate in any way to the subject matter hereof, including the Letter of Intent.

      10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Person against whom its enforcement is sought, and no such waiver whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." The Parties intend that each representation, warranty, covenant and condition contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

      10.12 Disclosure. The terms of this Agreement and the Collateral Documents are confidential and no Party shall disclose to any Person such existence or terms without the prior written consent of the other Parties, except that (i) Bentley may make such disclosure without the consent of any other Party at any time following the Closing, (ii) any Party may make such disclosure as is required (in the opinion of its counsel) by applicable law, and (iii) any Party may make such disclosure to its Representatives and lenders who agree to keep the terms of this Agreement and the Collateral Documents strictly confidential. Each of the Parties will be responsible for any damages resulting from the unauthorized disclosure of the existence or terms of this Agreement or the Collateral Documents by it or its respective Representatives.

                  [signature page follows]

            IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                                             BENTLEY SYSTEMS, INCORPORATED

                                             By: /s/ David G. Nation
                                                --------------------------------
                                                         David G. Nation,
                                                         Senior Vice President


                                             GP ACQUISITION SUB, INC.

                                             By: /s/ David G. Nation
                                                --------------------------------
                                                         David G. Nation,
                                                         Senior Vice President


                                             GEOPAK CORPORATION

                                             By: /s/ Francisco Norona
                                                --------------------------------
                                                         Francisco Norona,
                                                         President


                                             STOCKHOLDERS:

                                                 /s/ Gabriel Norona
                                             -----------------------------------
                                                         Gabriel Norona

                                                 /s/ Francisco Norona
                                             -----------------------------------
                                                         Francisco Norona

                                                 /s/ Richard D. Bowman
                                             -----------------------------------
                                                         Richard D. Bowman

                                                 /s/ Andrew Panayotoff
                                             -----------------------------------
                                                         Andrew Panayotoff

                                                 /s/ Orestes Norat
                                             -----------------------------------
                                                         Orestes Norat

                                                 /s/ Robert Cormack
                                             -----------------------------------
                                                         Robert Cormack

                   [Signature page 1 of 1 to Merger Agreement]

Exhibit List

Exhibit 1: DGCL Certificate of Merger
Exhibit 2: FBCA Articles of Merger
Exhibit 3: Opinion of Company's Counsel
SCHEDULE A: Addressees
SCHEDULE B: Authorized Capital Stock of the Company
Exhibit A: Material Agreements